Exhibit 3.1
[Conformed Copy as of July 6, 2023]

BLUE OWL TECHNOLOGY FINANCE CORP. II

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: Blue Owl Technology Finance Corp. II, a Maryland corporation, desires to amend and restate its charter as currently in effect and as hereinafter amended.
SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:
Article I. NAME
The name of the corporation (the “Corporation”) is: Blue Owl Technology Finance Corp. II.
Article II. PURPOSES AND POWERS
The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, engaging in business as a business development company under the Investment Company Act of 1940, as amended (together with any rules and regulations and any applicable guidance and/or interpretations of the Securities and Exchange Commission (the “SEC”) or its staff promulgated thereunder, the “1940 Act”).
Article III. PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT
The name of the resident agent of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, whose address is 2405 York Rd., Suite 201, Lutherville Timonium, Maryland 21093-2264. The street address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Rd., Suite 201, Lutherville Timonium, Maryland 21093-2264.
Article IV. PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS
Section 4.01 Number, Vacancies, Classification and Election of Directors. The business and affairs of the Corporation shall be managed under the direction of the board of directors of the Corporation (the “Board of Directors”). The number of directors of the Corporation (the “Directors”) is eight, which number may be increased or decreased only by the Board of Directors pursuant to the Corporation’s bylaws (as amended from time to time, the “Bylaws”), or the Corporation’s charter (as amended from time to time, the “Charter”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). A director shall have the qualifications, if any, specified in the Bylaws. The names of the directors who shall serve until their successors are duly elected and qualify are:
Alan Kirshenbaum – Class 1 Director (as defined below)
Craig W. Packer – Class 1 Director (as defined below)
Edward D’Alelio – Class 1 Director (as defined below)
Brian Finn – Class 2 Director (as defined below)
Eric Kaye – Class 2 Director (as defined below)
Victor Woolridge – Class 2 Director (as defined below)
Christopher M. Temple – Class 3 Director (as defined below)
Melissa Weiler – Class 3 Director (as defined below)
The Board of Directors may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors in the manner provided in the Bylaws.

The Corporation elects at such time as it becomes eligible pursuant to Section 3-802 of the MGCL to make the election as provided for under Section 3-804(c) of the MGCL that, except as may be provided by the Board of Directors in setting the terms of any class or series of shares of preferred stock, $0.01 par value per share (“Preferred Shares”) or as may be required by the 1940 Act, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not
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constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.
On the first date on which the Corporation shall have more than one Stockholder, the Directors (other than any Director elected solely by holders of one or more classes or series of Preferred Shares in connection with dividend arrearages) shall be classified, with respect to the terms for which they severally hold office, into three classes, as determined by the Board of Directors, as nearly equal in size as is practicable. The term of office of one class of Directors (the “Class 1 Directors”) shall expire at the first annual meeting of stockholders, the term of office of another class of Directors (the “Class 2 Directors”) shall expire at the second annual meeting of stockholders and the term of office of the remaining class of Directors (the “Class 3 Directors”) shall expire at the third annual meeting of the stockholders, and, in each case, when their respective successors are duly elected and qualify. At each annual meeting of stockholders, the successors to the class of Directors whose term expires at such meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following the meeting at which they were elected and until their respective successors are duly elected and qualify.
Section 4.02 Extraordinary Actions. Except as specifically provided in Section 4.08 (relating to removal of Directors) and in Section 7.02 (relating to extraordinary actions and certain amendments to the Charter), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.
Section 4.03 Election of Directors. Except as otherwise provided in the Bylaws of the Corporation, each director shall be elected by a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present.
Section 4.04 Quorum. The presence in person or by proxy of holders of shares of stock of the Corporation (“Shares”) entitled to cast a majority of the votes entitled to be cast (without regard to class) shall constitute a quorum at any meeting of stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements or the Charter, requires approval by a separate vote of one or more classes or series of Shares, in which case the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast by such classes or series of Shares on such matter shall constitute a quorum. To the extent permitted by Maryland law as in effect from time to time, the foregoing quorum provision may be changed by the Bylaws.
Section 4.05 Authorization by Board of Directors of Stock Issuance. The Board of Directors may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration, if any, as the Board of Directors may deem advisable (including compensation for the Directors or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.
Section 4.06 Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified Shares pursuant to Section 5.04 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other security of the Corporation which the Corporation may issue or sell. Holders of Shares shall not be entitled to exercise any rights of an objecting Stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon such terms and conditions specified by the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of Shares, or any proportion of the Shares thereof, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.

Section 4.07 Determinations by Board of Directors. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors not inconsistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of Shares: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, purchase of Shares or the payment of other distributions on Shares; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the
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terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of any class or series of Shares) or the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any Shares; the number of Shares of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.
Section 4.08 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of at least 75% of the votes entitled to be cast generally in the election of Directors, voting together as a single class. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.
Section 4.09 Stockholder Action by Unanimous Written Consent. Any action required or permitted to be taken by the stockholders, unless such action is taken at a duly called annual or special meeting of stockholders, may only be taken by the unanimous written consent of all stockholders entitled to vote thereon.
Section 4.10 Exclusive Forum. All stockholders shall be subject to the forum selection provisions for any direct or derivative action or proceeding as may be set forth in the Bylaws.
Article V. STOCK
Section 5.01 Authorized Shares. The Corporation has authority to issue 500,000,000 Shares, initially consisting of 500,000,000 shares of common stock, $0.01 par value per share (“Common Shares”), and no shares of preferred stock, $0.01 par value per share (“Preferred Shares”). The aggregate par value of all authorized Shares having par value is $5,000,000.00. If Shares of one class or series are classified or reclassified into Shares of another class or series pursuant to this Article V, the number of authorized Shares of the former class or series shall be automatically decreased and the number of Shares of the latter class or series shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes and series that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Corporation has authority to issue.
Section 5.02 Common Shares. Each Common Share shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 5.03 Preferred Shares. The Board of Directors may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, into one or more classes or series of Shares.
Section 5.04 Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers (including exclusive voting rights, if any), restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 5.04 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary or other charter document filed with the State Department of Assessments and Taxation of Maryland.
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Section 5.05 Charter and Bylaws. All persons who acquire Shares of the Corporation acquire the same, and the rights of all stockholders and the terms of all Shares are, subject to the provisions of the Charter and the Bylaws. The Board of Directors shall have the exclusive power, at any time, to make, alter, amend or repeal the Bylaws.
Section 5.06 No Issuance of Share Certificates. Unless otherwise provided by the Board of Directors, the Corporation shall not issue stock certificates. A Stockholder’s investment shall be recorded on the books of the Corporation. To transfer his or her Shares, a Stockholder shall submit an executed form to the Corporation, which form shall be provided by the Corporation upon request. Such transfer also will be recorded on the books of the Corporation. Upon issuance or transfer of Shares, the Corporation will provide the Stockholder with information concerning his or her rights with regard to such Shares, as required by the Bylaws and the MGCL or other applicable law.
Section 5.07 Right of Inspection.. A Stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account, stock ledger, or other specified documents of the Corporation shall have no right to make such inspection if the Board of Directors determines that such Stockholder has an improper purpose for requesting such inspection.
Article VI. LIABILITY LIMITATION AND INDEMNIFICATION
Section 6.01 Limitation of Director and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.
Section 6.02 Indemnification. Subject to any limitations set forth under Maryland law or the 1940 Act, the Corporation shall indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former Director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, or (ii) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The Corporation may, with the approval of the Board of Directors or any duly authorized committee thereof, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The Board of Directors may take such action as is necessary to carry out this Section 6.02.
Section 6.03 1940 Act Limitation on Indemnification. The provisions of this Article VI shall be subject to the requirements and limitations of the 1940 Act.

Section 6.04 Amendment or Repeal. Neither the amendment nor repeal of this Article VI, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VI, shall apply to or affect in any respect the applicability of the preceding sections of this Article VI with respect to any act or failure to act which occurred prior to such amendment, repeal, or adoption.

Article VII. AMENDMENTS
Section 7.01 Amendments Generally. The Corporation reserves the right from time to time, upon the requisite approval by the Board of Directors and/or the stockholders, to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any Shares. All rights and powers conferred by the Charter on stockholders, Directors and officers are granted subject to this reservation.
Section 7.02 Approval of Certain Extraordinary Actions and Charter Amendments.

(a)	Required Votes. The affirmative vote of the stockholders entitled to cast at least 75% of the votes entitled to be cast generally in the election of Directors, with holders of each class or series of Shares voting as a separate class:

(i)	Any amendment to the Charter to make Common Shares a “redeemable security” and any other proposal to convert the Corporation from a “closed-end company” to an “open-end company” (as defined in the 1940 Act);

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(ii)	The liquidation or dissolution of the Corporation and any amendment to the Charter to effect any such liquidation or dissolution;

(iii)	Any amendment to, or any amendment inconsistent with, the provisions of, Section 4.01, Section 4.02, Section 4.08, Section 4.09, Section 5.05, or this Section 7.02 of this Charter;

(iv)	Any merger, consolidation, conversion, share exchange or sale or exchange of all or substantially all of the assets of the Corporation that the MGCL requires be approved by the stockholders; and

(v)	Any transaction between (A) the Corporation and (B) a person, or group of persons acting together (including, without limitation, a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor provision), that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly, other than solely by virtue of a revocable proxy, of one-tenth or more of the voting power in the election of directors generally, or any person controlling, controlled by or under common control with, or employed by or acting as an agent of, any such person or member of such group;
provided, however, that, if the Continuing Directors (as defined herein), by a vote of at least majority of such Continuing Directors, in addition to approval by the Board of Directors, approve such proposal, transaction or amendment referred to in (i)-(v) above, the affirmative vote of the holders of a majority of the votes entitled to be cast on the matter shall be sufficient to approve such proposal, transaction or amendment; and provided further, that, with respect to any transaction referred to in (a)(v) above, if such transaction is approved by the Continuing Directors, by a vote of at least majority of such Continuing Directors, no Stockholder approval of such transaction shall be required unless the MGCL or another provision of the charter or Bylaws otherwise requires such approval.
For the purposes of this Article VII:
“Continuing Director” means (i) the directors identified in Section 4.01, (ii) the directors whose nomination for election by the stockholders or whose election by the Board of Directors to fill vacancies on the Board of Directors is approved by a majority of the directors identified in Section 4.01, who are on the Board of Directors at the time of the nomination or election, as applicable, or (iii) any successor directors whose nomination for election by the stockholders or whose election by the Board of Directors to fill vacancies is approved by a majority of the Continuing Directors or successor Continuing Directors, who are on the Board of Directors at the time of the nomination or election, as applicable.

Article VIII. TRANSFER RESTRICTIONS
During the Restricted Period, a Stockholder shall not transfer (whether by sale, gift, merger, by operation of law or otherwise), exchange, assign, pledge, hypothecate or otherwise dispose of or encumber (collectively, “Transfer”) any shares of Common Stock acquired prior to the listing of the Common Shares on a national securities exchange (the “Listing”) to any person or entity unless (i) the Board of Directors provides prior written consent and (ii) the Transfer is made in accordance with applicable securities and other laws. The “Restricted Period” is 180 days after the date of the Listing for all of the shares of Common Stock held by a Stockholder prior to the date of the Listing, 270 days after the date of the Listing for two-thirds of the shares of Common Stock held by a Stockholder prior to the date of the Listing and 365 days after the date of the Listing for one-third of the shares of Common Stock held by a Stockholder prior to the date of the Listing. The Board of Directors may impose certain conditions in connection with granting its consent to a Transfer. Any purported Transfer of any shares of Common Stock effected in violation of this Article VIII shall be void ab initio and shall have no force or effect, and the Corporation shall not register or permit registration of (and shall direct its transfer agent, if any, not to register or permit registration of) any such purported Transfer on its books and records.
THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.
FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article III of the foregoing amendment and restatement of the charter.
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SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the foregoing amendment and restatement of the charter.
SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately before the amendment and restatement of the charter as set forth above was 100,000,000 shares of stock, with a par value of $0.01 per share, amounting in aggregate to $1,000,000.00
EIGHTH: The total number of shares of stock which the Corporation had authority to issue immediately after the amendment and restatement of the charter as set forth above is 500,000,000 shares of stock, with a par value of $0.01 per share, amounting in aggregate to $5,000,000.00.
NINTH: The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of the undersigned’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
-Signature page follows-

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Operating Officer and Chief Financial Officer and attested to by its Secretary on the 29th day of November, 2021.

ATTEST:	BLUE OWL TECHNOLOGY FINANCE CORP. II

/s/ Neena Reddy	/s/ Jonathan Lamm

Neena Reddy Secretary	Jonathan Lamm Chief Operating Officer and Chief Financial Officer
[Amended and Restated Charter]

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